Exhibit 99.1

Contacts:	Investors/Analysts Tiffany Louder Alliance Data 214-494-3048 Tiffany.Louder@alliancedata.com Media Shelley Whiddon Alliance Data 214-494-3811 Shelley.Whiddon@alliancedata.com

Alliance Data Reports Full-Year 2015 Results

•	Revenue Increases 21 Percent to $6.44 Billion
•	Core EPS Increases 20 Percent to $15.05
•	Epsilon's Conversant® Posts Strong Quarter

Dallas, TX, January 28, 2016 – Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, today announced results for the year ended December 31, 2015.

SUMMARY	Quarter Ended December 31,			Year Ended December 31,
(in millions, except per share amounts)	2015	2014	% Change	2015	2014	% Change
Revenue	$1,749	$1,486	+18%	$6,440	$5,303	+21%
Net income	$178	$76	+133%	$603	$516	+17%
Net income attributable to Alliance Data stockholders per diluted share ("EPS") (a)	$2.31	$0.86	+169%	$8.82	$7.87	+12%
Diluted shares outstanding	61.5	61.1		62.3	62.4
******************************
Supplemental Non-GAAP Metrics (b):
Adjusted EBITDA	$507	$437	+16%	$1,910	$1,597	+20%
Adjusted EBITDA, net of funding costs and non- controlling interest ("adjusted EBITDA, net") (a)	$453	$383	+18%	$1,728	$1,426	+21%
Core earnings attributable to Alliance Data stockholders per diluted share ("core EPS") (a)	$4.13	$3.45	+20%	$15.05	$12.56	+20%

(a)	Profitability measures shown above are net of amounts attributable to the minority interest in Netherlands-based BrandLoyalty, referred to as 'non-controlling interest.'
(b)	See "Financial Measures" below for a discussion of non-GAAP financial measures.

Alliance Data Systems Corporation
January 28, 2016

Ed Heffernan, president and chief executive officer of Alliance Data, commented, "It was an exceptional year for Alliance Data as we drove 20 percent growth in both revenue and core EPS despite substantial FX headwinds. Overall, the scorecard for all three segments is largely positive.

"Starting with LoyaltyOne®, AIR MILES® fought through a difficult Canadian economy to produce a 4 percent increase in AIR MILES reward miles issued. A shift in sponsor mix, which lowered the average price per mile issued, coupled with increased support of our sponsors' promotional programs pressured Loyalty One's financial results as AIR MILES revenue increased 1 percent, while adjusted EBITDA dropped 6 percent on a constant currency basis. In contrast, BrandLoyalty continued to execute, increasing revenue 31 percent and adjusted EBITDA 15 percent on a constant currency basis. These results build on revenue and adjusted EBITDA growth north of 25 percent in 2014. Tremendous results during our two years of ownership.

"Shifting to Epsilon®, organic revenue and adjusted EBITDA increased 5 percent compared to 2014. Notably, organic revenue growth flowed directly to the bottom-line, which was a priority for 2015. For Conversant, it was a tale of two-halves. During the first-half of 2015, pro-forma revenue and adjusted EBITDA decreased 8 percent and 3 percent, respectively, as we transitioned the business model and pruned non-core offerings. While the changes needed to be made, the impact to the financial results was greater than we had expected. With that largely done, we turned the corner in the second-half of 2015, as pro-forma revenue and adjusted EBITDA increased 4 percent and 12 percent, respectively. Importantly, revenue growth accelerated to 6 percent in the fourth quarter providing a nice jump-off point for 2016.

"The star of the year was Card Services with revenue and adjusted EBITDA, net up 24 percent and 16 percent, respectively, compared to 2014. Credit sales and average card receivables both increased a notable 30 percent, as we added over 150 basis points to our tender share at existing clients. The pipeline for new clients remains strong, and I am looking forward to continued strong results in 2016."

FULL-YEAR CONSOLIDATED RESULTS

Revenue increased 21 percent to $6.44 billion and adjusted EBITDA, net increased 21 percent to $1.73 billion for 2015. EPS increased 12 percent to $8.82 for 2015. Core EPS increased 20 percent to $15.05 for 2015, exceeding guidance of $15.00. Unfavorable foreign exchange rates reduced revenue and core EPS by approximately $240 million and $0.46, respectively, compared to 2014.

FOURTH-QUARTER CONSOLIDATED RESULTS

Revenue increased 18 percent to $1.75 billion and adjusted EBITDA, net increased 18 percent to $453 million for the fourth quarter of 2015. EPS increased 169 percent to $2.31 for the fourth quarter of 2015. Excluding acquisition related charges in both years, EPS was down slightly compared to the fourth quarter of 2014. Core EPS increased 20 percent to $4.13 for the fourth quarter of 2015. Unfavorable foreign exchange rates reduced revenue and core EPS by approximately $67 million and $0.12, respectively, compared to the fourth quarter of 2014.

Alliance Data Systems Corporation
January 28, 2016

FOURTH-QUARTER SEGMENT REVIEW

LoyaltyOne: Revenue decreased 9 percent to $364 million, and adjusted EBITDA decreased 25 percent to $86 million for the fourth quarter of 2015. On a constant currency basis, revenue increased 6 percent, while adjusted EBITDA decreased 13 percent, compared to the fourth quarter of 2014.

AIR MILES reward miles issuance decreased 8 percent compared to the fourth quarter of 2014 as sponsor promotional activity was more heavily weighted to the first-half of 2015 compared to second-half for 2014. AIR MILES reward miles redeemed decreased 2 percent compared to the fourth quarter of 2014, primarily correlated with the decrease in AIR MILES reward miles issued. The instant reward program option, AM Cash, represented 21 percent and 29 percent of miles issued and redeemed, respectively, for the fourth quarter of 2015.

BrandLoyalty's North American expansion efforts continue to develop. Currently, contracts aggregating in excess of $45 million have been signed in Canada, and a pilot program is expected to launch in the U.S. during the first quarter of 2016.

Epsilon: Revenue increased 38 percent to $608 million, and adjusted EBITDA increased 54 percent to $157 million for the fourth quarter of 2015, aided by the Conversant acquisition. Excluding Conversant, revenue and adjusted EBITDA increased 7 percent and 5 percent, respectively, for the fourth quarter of 2015, driven by strength in technology solutions. Adjusted EBITDA margin increased by 300 basis points to 26 percent for the fourth quarter of 2015, primarily due to the Conversant acquisition.

The first-half of 2015 was devoted to the transition of Conversant's business model from its historic site-based advertising approach to a richer, data-driven, audience-based approach. While the transition process is still ongoing, the negative impact of pruning these lower margin offerings is largely gone. For the fourth quarter of 2015, pro-forma revenue increased 6 percent, while pro-forma adjusted EBITDA increased a robust 14 percent. Importantly, cross-selling efforts to Epsilon's and Card Services' clients continue to go well with a signed backlog at year-end exceeding $90 million in annual contract value.

Card Services (previously named Private Label Services and Credit): Revenue increased 20 percent to $785 million and adjusted EBITDA, net increased 16 percent to $246 million for the fourth quarter of 2015.

Operating expenses increased 10 percent to $291 million, representing 9.3 percent of average receivables compared to 10.5 percent in the fourth quarter of 2014. The loan loss provision increased 44 percent to $206 million, driven by strong growth in average card receivables and a 90 basis points increase in principal loss rates from historical lows. Portfolio funding costs were $42 million for the fourth quarter of 2015, or 1.3 percent of average credit card receivables, 10 basis points better than the fourth quarter of 2014.

Alliance Data Systems Corporation
January 28, 2016

Credit sales increased 22 percent to $7.8 billion for the fourth quarter of 2015, supported by an 11 percent increase in core cardholder spending as tender share gains continued. Average credit card receivables increased 25 percent to $12.5 billion compared to the fourth quarter of 2014, while net principal loss rates for the fourth quarter of 2015 were 4.7 percent, up 90 basis points from last year. The increase is primarily due to the seasoning of the large 2013 vintage, which consisted mostly of start-up programs, and lower recoveries.

Guidance

The Company is maintaining its 2016 constant currency guidance of $7.2 billion in revenue, a 12 percent increase compared to 2015, and $17.00 in core EPS, a 13 percent increase compared to 2015.

On a constant currency basis, guidance for the first quarter of 2016 is $1.72 billion in revenue and $3.93 in core EPS, an 8 percent growth rate for both. On a reported basis, guidance for the first quarter of 2016 is $1.68 billion in revenue and $3.83 in core EPS, a 5 percent growth rate for both. This guidance assumes translation rates of $0.69 for CAD/USD and $1.00 for EUR/USD.

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company may present financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA, net of funding costs and non-controlling interest, core earnings and core earnings per diluted share (core EPS). The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company's reported GAAP results, provide useful information to investors regarding the Company's performance and overall results of operations. These metrics are an integral part of the Company's internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company's website. The financial measures presented are consistent with the Company's historical financial reporting practices. Core earnings and core earnings per diluted share represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Alliance Data Systems Corporation
January 28, 2016

Conference Call

Alliance Data will host a conference call on Thursday, January 28, 2016 at 8:30 a.m. (Eastern Time) to discuss the Company's fourth-quarter and full-year 2015 results. The conference call will be available via the Internet at www.alliancedata.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company's website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter "19932555 ". The replay will be available at approximately 11:45 a.m. (Eastern Time) on Thursday, January 28, 2016.

About Alliance Data

Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and Fortune 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 16,000 associates at approximately 100 locations worldwide.

Alliance Data's Card Services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and holds a majority interest in Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.

Follow Alliance Data on Twitter, Facebook, LinkedIn and YouTube.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  Examples of forward-looking statements include, but are not limited to, statements we make regarding our expected operating results, future economic conditions including currency exchange rates and the guidance we give with respect to our anticipated financial performance.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Alliance Data Systems Corporation
January 28, 2016

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenue	$1,748.9	$1,485.8	$6,439.7	$5,302.9
Operating expenses:
Cost of operations	1,056.9	935.6	3,956.3	3,360.3
Provision for loan loss	206.3	143.4	668.2	425.2
Earn-out obligation	—	105.9	—	105.9
Regulatory settlement	—	—	64.6	—
Depreciation and amortization	124.9	88.4	492.1	313.1
Total operating expenses	1,388.1	1,273.3	5,181.2	4,204.5
Operating income	360.8	212.5	1,258.5	1,098.4
Interest expense, net
Securitization funding costs	25.6	23.1	97.1	91.1
Interest expense on deposits	16.5	12.0	53.6	37.5
Interest expense on long-term and other debt, net	47.3	33.2	179.5	131.9
Total interest expense, net	89.4	68.3	330.2	260.5
Income before income tax	$271.4	$144.2	$928.3	$837.9
Income tax expense	93.4	67.9	325.1	321.8
Net income	$178.0	$76.3	$603.2	$516.1
Less: net income attributable to non-controlling interest	6.0	9.1	8.9	9.8
Net income attributable to common stockholders	$172.0	$67.2	$594.3	$506.3

Per share data:

Numerator
Net income attributable to common stockholders	$172.0	$67.2	$594.3	$506.3
Less: accretion of redeemable non-controlling interest	29.8	14.8	45.0	14.8
Net income attributable to common stockholders after accretion of redeemable non-controlling interest	$142.2	$52.4	$549.3	$491.5

Denominator
Weighted average shares outstanding - basic	61.1	60.5	61.9	56.4
Weighted average shares outstanding – diluted	61.5	61.1	62.3	62.4

Basic – Net income attributable to common stockholders	$2.33	$0.87	$8.87	$8.72
Diluted – Net income attributable to common stockholders	$2.31	$0.86	$8.82	$7.87

Alliance Data Systems Corporation
January 28, 2016

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31, 2015	December 31, 2014

Assets
Cash and cash equivalents	$1,168.0	$1,077.2
Credit card and loan receivables:
Credit card and loan receivables	13,755.0	11,243.9
Allowance for loan loss	(741.6)	(570.2)
Credit card and loan receivables, net	13,013.4	10,673.7
Redemption settlement assets, restricted	456.6	520.3
Intangible assets, net	1,203.7	1,516.0
Goodwill	3,814.1	3,865.5
Other assets	2,766.0	2,611.3
Total assets	$22,421.8	$20,264.0

Liabilities and Equity
Deferred revenue	$844.9	$1,013.2
Deposits	5,622.3	4,773.5
Non-recourse borrowings of consolidated securitization entities	6,493.2	5,191.9
Long-term and other debt	5,062.5	4,209.2
Other liabilities	2,220.3	2,444.2
Total liabilities	20,243.2	17,632.0
Redeemable non-controlling interest	167.4	235.6
Stockholders' equity	2,011.2	2,396.4
Total liabilities and equity	$22,421.8	$20,264.0

Alliance Data Systems Corporation
January 28, 2016

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Year Ended December 31,
	2015	2014

Cash Flows from Operating Activities:
Net income	$603.2	$516.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	492.1	313.1
Deferred income taxes	(121.3)	(13.4)
Provision for loan loss	668.2	425.2
Non-cash stock compensation	94.7	72.5
Earn-out obligation	—	105.9
Change in operating assets and liabilities	(120.1)	(96.6)
Originations of loan receivables held for sale	(6,579.9)	(5,271.7)
Sales of loan receivables held for sale	6,567.1	5,284.9
Other	23.0	8.2
Net cash provided by operating activities	1,627.0	1,344.2

Cash Flows from Investing Activities:
Change in redemption settlement assets	(22.4)	(59.7)
Change in credit card and loan receivables	(2,793.2)	(2,260.7)
Purchase of credit card receivables	(243.2)	(953.2)
Proceeds from the sale of credit card portfolio	26.9	—
Capital expenditures	(191.7)	(158.7)
Payment for acquired business, net of cash acquired	(45.4)	(1,195.8)
Other	(14.8)	(109.0)
Net cash used in investing activities	(3,283.8)	(4,737.1)

Cash Flows from Financing Activities:
Borrowings under debt agreements	3,087.4	3,431.1
Repayments of borrowings	(2,228.3)	(1,835.2)
Proceeds from convertible note hedge counterparties	—	1,519.8
Settlement of convertible note borrowings	—	(1,864.8)
Issuances of deposits	3,252.2	3,820.9
Repayments of deposits	(2,403.4)	(1,863.7)
Non-recourse borrowings of consolidated securitization entities	4,675.0	2,670.0
Repayments/maturities of non-recourse borrowings of consolidated securitization entities	(3,373.8)	(2,070.0)
Payment of acquisition-related contingent consideration	(205.9)	—
Acquisition of non-controlling interest	(87.4)	—
Purchase of treasury shares	(951.6)	(286.6)
Other	8.7	(5.4)
Net cash provided by financing activities	1,772.9	3,516.1

Effect of exchange rate changes on cash and cash equivalents	(25.3)	(15.8)
Change in cash and cash equivalents	90.8	107.4
Cash and cash equivalents at beginning of period	1,077.2	969.8
Cash and cash equivalents at end of period	$1,168.0	$1,077.2

Alliance Data Systems Corporation
January 28, 2016

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	Change	2015	2014	Change
Segment Revenue:
LoyaltyOne	$363.9	$397.8	(9)%	$1,352.6	$1,406.9	(4)%
Epsilon	608.2	440.3	38	2,140.7	1,522.4	41
Card Services	785.3	653.7	20	2,974.4	2,395.1	24
Corporate/Other	—	0.2	nm *	0.3	0.5	nm *
Intersegment Eliminations	(8.5)	(6.2)	nm *	(28.3)	(22.0)	nm *
Total	$1,748.9	$1,485.8	18%	$6,439.7	$5,302.9	21%
Segment Adjusted EBITDA, net:
LoyaltyOne	$73.3	$95.5	(23)%	$270.6	$307.5	(12)%
Epsilon	157.1	101.9	54	508.4	309.1	64
Card Services	246.3	212.4	16	1,068.7	920.9	16
Corporate/Other	(24.2)	(26.8)	(9)	(119.4)	(112.0)	7
Total	$452.5	$383.0	18%	$1,728.3	$1,425.5	21%

Key Performance Indicators:
Credit card statements generated	64.3	57.6	12%	242.3	212.0	14%
Credit sales	$7,767.3	$6,357.0	22%	$24,736.1	$18,948.2	31%
Average receivables	$12,545.4	$10,070.7	25%	$11,364.6	$8,750.1	30%
AIR MILES reward miles issued	1,676.3	1,820.7	(8)%	5,743.1	5,500.9	4%
AIR MILES reward miles redeemed	990.2	1,012.8	(2)%	4,406.3	4,100.7	7%

* nm-not meaningful

Alliance Data Systems Corporation
January 28, 2016

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Adjusted EBITDA and Adjusted EBITDA, net:
Net income	$178.0	$76.3	$603.2	$516.1
Income tax expense	93.4	67.9	325.1	321.8
Total interest expense, net	89.4	68.3	330.2	260.5
Depreciation and amortization	37.0	30.1	142.0	109.7
Amortization of purchased intangibles	87.9	58.3	350.1	203.4
Stock compensation expense	21.4	22.7	94.7	72.5
Regulatory settlement (1)	—	—	64.6	—
Business acquisition costs	—	7.3	—	7.3
Earn-out obligation (2)	—	105.9	—	105.9
Adjusted EBITDA	$507.1	$436.8	$1,909.9	$1,597.2
Less: funding costs (3)	42.1	35.1	150.7	128.6
Less: adjusted EBITDA attributable to non-controlling interest	12.5	18.7	30.9	43.1
Adjusted EBITDA, net of funding costs and non-controlling interest	$452.5	$383.0	$1,728.3	$1,425.5

Core Earnings:
Net income	$178.0	$76.3	$603.2	$516.1
Add back: acquisition related and non-cash/non-operating items:
Stock compensation expense	21.4	22.7	94.7	72.5
Amortization of purchased intangibles	87.9	58.3	350.1	203.4
Non-cash interest expense (4)	6.0	5.0	24.1	29.6
Non-cash mark-to-market gain on interest rate derivatives	—	(0.1)	(0.2)	(0.3)
Regulatory settlement (1)	—	—	64.6	—
Business acquisition costs	—	7.3	—	7.3
Earn-out obligation (2)	—	105.9	—	105.9
Income tax effect (5)	(30.2)	(50.6)	(177.2)	(119.7)
Core earnings	263.1	224.8	959.3	814.8
Less: core earnings attributable to non-controlling interest	9.2	14.0	21.9	30.5
Core earnings attributable to common stockholders	$253.9	$210.8	$937.4	$784.3

Weighted average shares outstanding – diluted	61.5	61.1	62.3	62.4
Core earnings attributable to common stockholders per share - diluted	$4.13	$3.45	$15.05	$12.56

(1)	Represents costs associated with the consent orders with the FDIC to provide restitution to eligible customers and $2.5 million in civil penalties.
(2)	Represents additional contingent consideration associated with our acquisition of the 60 percent interest in BrandLoyalty.
(3)	Represents interest expense on deposits and securitization funding costs.
(4)	Represents amortization of debt issuance costs and amortization of imputed interest expense associated with the convertible debt.
(5)	Represents the tax effect for the related non-GAAP measure adjustments using the effective tax rate for each respective period.

Alliance Data Systems Corporation
January 28, 2016

	Three Months Ended December 31, 2015
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$62.3	$65.3	$265.6	$(32.4)	$360.8
Depreciation and amortization	20.8	82.5	18.9	2.7	124.9
Stock compensation expense	2.7	9.3	3.9	5.5	21.4
Adjusted EBITDA	85.8	157.1	288.4	(24.2)	507.1
Less: funding costs	—	—	42.1	—	42.1
Less: adjusted EBITDA attributable to non‑controlling interest	12.5	—	—	—	12.5
Adjusted EBITDA, net	$73.3	$157.1	$246.3	$(24.2)	$452.5

	Three Months Ended December 31, 2014
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$89.9	$45.0	$225.6	$(148.0)	$212.5
Depreciation and amortization	21.2	46.9	18.0	2.3	88.4
Stock compensation expense	3.1	10.0	3.9	5.7	22.7
Business acquisition costs	—	—	—	7.3	7.3
Earn-out obligation	—	—	—	105.9	105.9
Adjusted EBITDA	114.2	101.9	247.5	(26.8)	436.8
Less: funding costs	—	—	35.1	—	35.1
Less: adjusted EBITDA attributable to non‑controlling interest	18.7	—	—	—	18.7
Adjusted EBITDA, net	$95.5	$101.9	$212.4	$(26.8)	$383.0

	Year Ended December 31, 2015
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$208.2	$134.9	$1,066.6	$(151.2)	$1,258.5
Depreciation and amortization	82.5	327.0	73.0	9.6	492.1
Stock compensation expense	10.8	46.5	15.2	22.2	94.7
Regulatory settlement	—	—	64.6	—	64.6
Adjusted EBITDA	301.5	508.4	1,219.4	(119.4)	1,909.9
Less: funding costs	—	—	150.7	—	150.7
Less: adjusted EBITDA attributable to non‑controlling interest	30.9	—	—	—	30.9
Adjusted EBITDA, net	$270.6	$508.4	$1,068.7	$(119.4)	$1,728.3

	Year Ended December 31, 2014
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$250.3	$126.4	$976.7	$(255.0)	$1,098.4
Depreciation and amortization	88.7	157.4	58.9	8.1	313.1
Stock compensation expense	11.6	25.3	13.9	21.7	72.5
Business acquisition costs	—	—	—	7.3	7.3
Earn-out obligation	—	—	—	105.9	105.9
Adjusted EBITDA	350.6	309.1	1,049.5	(112.0)	1,597.2
Less: funding costs	—	—	128.6	—	128.6
Less: adjusted EBITDA attributable to non‑controlling interest	43.1	—	—	—	43.1
Adjusted EBITDA, net	$307.5	$309.1	$920.9	$(112.0)	$1,425.5